Exhibit 10.5
CALLON PETROLEUM COMPANY
2000 W. Sam Houston Parkway South, Suite 2000
Houston, TX 77042
September 21, 2022

[Name]
[Address]
[Address]
Re:    Notice of Amendment to 2022 Long-Term Officer Cash Incentive Award Agreement (Business Sustainability Cash Award)

Reference is made to that certain 2022 Long-Term Officer Cash Incentive Award Agreement (Business Sustainability Cash Award), dated as of March 9, 2022 (the “Award Agreement”), by and among you (the “Grantee”) and Callon Petroleum Company, a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Award Agreement.
The purpose of this notice of amendment (this “Amendment”) is to evidence the following changes to the Award Agreement, effective as of the date first above written:
1.Termination of Employment; Forfeiture. Section 4 of the Award Agreement is hereby deleted in its entirety and replaced with the following:
“Termination of Employment; Forfeiture.

(a)Death and Disability. In the event the Grantee’s employment with the Company is terminated as a result of the Grantee’s death or Disability (as defined below) prior to the occurrence of a Change in Control, the Grantee will receive the Long-Term Cash Incentive Award in an amount equal to the sum of (i) for each Performance Year that ended prior to the date of such termination, the Annual Accrued Amount and (ii) for each other Performance Year, the Annual Target Amount, to be paid as soon as reasonably practicable following the date of such termination of employment. For the avoidance of doubt, the GHG Intensity Multiplier shall not apply to amounts payable under this Section 4(a).
(b)Qualified Retirement. In the event the Grantee’s employment with the Company is terminated due to a Qualified Retirement (as defined below) prior to the end of the Performance Period, the Committee may determine, in its sole discretion, that the Grantee will receive the Long-Term Cash Incentive Award in an amount equal to the sum of (i) for each Performance Year that ended prior to the date of such Qualified Retirement, the Annual Accrued Amount and (ii) for the Performance Year that includes the date of such Qualified Retirement, the sum of (x) for each completed calendar quarter in such Performance Year (if any) prior to the date of such Qualified Retirement (each, a “Pre-Retirement Quarter”), one-fourth (1/4) of the Annual Accrued Amount for such Performance Year as determined based on the Performance Multiplier as calculated based on the aggregate Adjusted Free Cash Flow for the Pre-Retirement Quarters but with the applicable Adjusted Free Cash Flow targets for such Performance Year prorated based on the number of days of such Performance Year in the Pre-Retirement Quarters (with such performance for such calendar quarter(s) to be determined by the Committee as soon as practicable following the filing of the Company’s quarterly report on Form 10-Q (or Form 10-K, as applicable) following the end of the applicable calendar quarter) and (y) for any calendar quarter that has not fully lapsed as of the date of the Qualified Retirement, the Quarterly Target Amount prorated based on the number of days of such calendar quarter that the Grantee was employed by the Company, to be paid as soon as reasonably practicable following the date of such termination of employment and filing of the subsequent quarterly report on Form 10-Q (or Form 10-K, as applicable). For the avoidance of doubt, (i) Grantee’s rights to any Award Payout Amount other than the amount described in the preceding sentence (including but not limited to amounts for portions of calendar quarters subsequent to Grantee’s termination of employment)
[Notice of Amendment to Long-Term Officer Cash Incentive Award Agreement (Business Sustainability Cash Award)]

shall be immediately forfeited upon termination of employment and (ii) the GHG Intensity Multiplier shall not apply to amounts payable under this Section 4(b).
(c)Change in Control Event. In the event of a Change in Control, the Award Payout Amount shall equal the sum of (i) for each Performance Year ending prior to the effective date of such Change in Control (the “CIC Date”), the applicable Annual Accrued Amount, (ii) for the Performance Year in which the CIC Date occurs (the “CIC Year”), the CIC Amount (as defined below) and (iii) for any remaining Performance Years in the Performance Period, the Annual Target Amount. “CIC Amount” means the sum of (x) for each completed calendar quarter in the CIC Year (if any) prior to the CIC Date (each, a “Pre-CIC Quarter”), one-fourth (1/4) of the Annual Accrued Amount for the CIC Year as determined based on the Performance Multiplier as calculated based on the aggregate Adjusted Free Cash Flow for the Pre-CIC Quarters but with the applicable Adjusted Free Cash Flow targets for the CIC Year prorated based on the number of days of the CIC Year in the Pre-CIC Quarters, and (y) for each quarter in the CIC Year that is not a Pre-CIC Quarter, one-fourth (1/4) of the Annual Target Amount. For purposes of this Section 4(c), the Award Payout Amount, as calculated according to this Section 4(c), shall be paid following the end of the Performance Period in accordance with Section 2(d) and Section 3, subject to the Grantee’s continued employment with the Company or a Subsidiary through the end of the Performance Period. For the avoidance of doubt, the GHG Intensity Multiplier shall not apply to amounts payable under this Section 4(c).
(d)Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below.
(i)For purposes hereof, “Cause” is defined as: (A) the conviction of the Grantee by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony or entering the plea of nolo contendere to such crime by the Grantee; (B) the commission by the Grantee of a material act of fraud upon the Company, any Subsidiary or Affiliate; (C) the material misappropriation by the Grantee of any funds or other property of the Company, any Subsidiary or Affiliate; (D) the knowing engagement by the Grantee without the written approval of the Board of Directors of the Company, in any material activity which directly competes with the business of the Company, any Subsidiary or Affiliate, or which would directly result in material injury to the business or reputation of the Company or any Subsidiary or Affiliate; (E)(1) a material breach by the Grantee during the Grantee’s employment with the Company of any of the restrictive covenants set out in the Grantee’s employment agreement with the Company, if applicable, or (2) the willful and material nonperformance of the Grantee’s duties to the Company or any Subsidiary or Affiliate (other than by reason of the Grantee’s illness or incapacity), and, for purposes of this clause (E), no act or failure to act on Grantee’s part shall be deemed “willful” unless it is done or omitted by the Grantee not in good faith and without his reasonable belief that such action or omission was in the best interest of the Company, (F) any breach of the Grantee’s fiduciary duties to the Company, including, without limitation, the duties of care, loyalty and obedience to the law; and (G) the intentional failure of the Grantee to comply with the Company’s Code of Business Conduct and Ethics, or to otherwise discharge his duties in good faith and in a manner that the Grantee reasonably believes to be in the best interests of the Company, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances.
(ii)For purposes hereof, “Disability” shall mean the physical or mental inability of Grantee to carry out the normal and usual duties of his position on a full-time basis for an entire period of six (6) continuous months together with the reasonable likelihood, as determined by the Committee, that Grantee, upon the advice of a qualified physician, will be unable to carry out the normal and usual duties of his position.
(iii)For purposes hereof, “Qualified Retirement” shall mean the voluntary termination of the Grantee’s employment with the Company, other than (x) for Cause or (y) due to death or Disability, on a date that is more than six (6) months following the Effective Date, provided that, as of the date of such termination, the Grantee (A) has attained a minimum of three (3) years of employment with the Company, (B) has attained the age of fifty-five (55), (C) has satisfied the Rule of 60 (as defined below), (D) has provided the Company with notice of such intent to terminate at least six (6) months prior to the termination date and satisfactorily completed the duties of his position up to the termination date, including any transition services reasonably requested by the Company, (E) enters into an agreement not to compete with, and not directly or indirectly induce any employee to leave the employment of, the Company, any Subsidiary or Affiliate for a period of at least one (1) year following the Grantee’s termination of employment, which agreement, in both form and substance, is provided by the Committee or is otherwise satisfactory to the Committee, and (F) timely executes (and does not revoke in any time provided to do so) a release of claims in favor of the Company in a form reasonably acceptable to the Committee. For purposes of this Section 4(d)(iii), a Grantee shall be deemed to have satisfied the “Rule of 60” if the sum of (i) the Grantee’s years of employment and (y) the Grantee’s age totals at least 60.
(e)Forfeiture. Notwithstanding anything herein to the contrary, but subject to Section 4(a), Section 4(b), and Section 4(c) herein and the terms of any change in control severance compensation agreement between the Grantee and the Company under which the Grantee is entitled to severance benefits and accelerated vesting of incentive awards (including the Change in Control Severance Compensation Agreement between the Company and the Grantee), upon termination of the Grantee’s employment with the Company (for any or no reason), the Long-Term Cash Incentive Award (to the extent not yet paid) shall be immediately forfeited without consideration.”
2.Limited Scope of Amendments. Upon delivery of this Amendment to the Grantee, the Award Agreement shall be deemed to have been amended as and to the extent provided herein. As so amended, the Award Agreement shall remain in full force and effect in accordance with its respective terms.
3.Miscellaneous. Except as expressly set forth herein, all terms and provisions contained in the Award Agreement shall remain in full force and effect and are hereby ratified and confirmed. The provisions of this Amendment shall be binding upon, and shall inure to the benefit of, the successors and assigns of the Company and Grantee, respectively. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware. This Amendment may be executed in counterparts, all of which counterparts collectively shall constitute one agreement, binding on the parties hereto, notwithstanding that all parties hereto are not signatories to the same counterpart. Email copies of this Amendment, including the signature pages hereto, shall constitute originals for all purposes.
Please keep a copy of this letter for your records. If you have any questions, please feel free to contact the Director of Human Resources.

Sincerely,

COMPANY:

CALLON PETROLEUM COMPANY

By: ______________________________
Name: ______________________________
Title: _______________________________